Exhibit 99.1

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The following sets forth summary selected unaudited pro forma condensed consolidated financial information for Legacy Reserves Inc. (“New Legacy”) after giving effect to the previously announced and completed transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated July 9, 2018, by and among the Company, Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), Legacy Reserves GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Legacy Reserves Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and the GP Purchase Agreement, dated March 23, 2018, by and among the Company, the General Partner, the Partnership, Lion GP Interests, LLC, Moriah Properties Limited, and Brothers Production Properties, Ltd., Brothers Production Company, Inc., Brothers Operating Company, Inc., J&W McGraw Properties, Ltd., DAB Resources, Ltd. and H2K Holdings, Ltd. (such transactions referred to herein collectively as the “Corporate Reorganization”). The Corporate Reorganization was completed on September 20, 2018.

The amount of cash required to be paid in lieu of fractional shares has not been included in the unaudited pro forma financial information because such amount was not material.

Balance Sheet. Had the Corporate Reorganization occurred as of June 30, 2018, the pro forma balance sheet would have reflected pro forma adjustments to the historical financials of the Partnership as follows:

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an increase in the Partnership’s current liabilities of $6.5 million to $715.0 million due to a $3.0 million payment for the acquisition of the General Partner as well as other estimated professional fees to be incurred in connection with the Corporate Reorganization;

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an increase in the Partnership’s current liabilities by $6.5 million to $721.5 million due to the acceleration of vesting dates related to the change of control. As these long term incentive plan liabilities are determined based upon the Partnership’s unit price on the day prior to closing of the Corporate Reorganization, a $4.84 unit price is used, which was the closing price of the units on September 19, 2018 the day before the closing of the Corporate Reorganization. Upon closing, New Legacy anticipates funding these obligations with approximately $30 million of borrowings under the $1.5 billion secured revolving credit facility with Wells Fargo Bank, National Association, as administrative agent, Compass Bank, as syndication agent, UBS Securities LLC and U.S. Bank National Association, as co-documentation agents and the lenders party thereto as amended most recently by the Ninth Amendment thereto (as amended, the “Revolving Credit Agreement”) with the remainder of the obligation expected to be satisfied with the issuance of approximately 0.2 million shares of common stock;

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an increase in our deferred tax asset of $119.6 million determined using the current federal tax rate of 21%, as enacted under the Tax Cuts and Jobs act. This balance is due to historic impairment charges and recent net cumulative tax losses. However, due to our recent cumulative losses and current realization assessment, we would have recorded a full valuation allowance to fully offset such deferred tax asset and therefore would have no pro forma balance sheet impact related to our conversion to a taxable entity from a pass-through entity; and

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partners’ equity (deficit) would be eliminated and replaced with the common shares, paid in capital and retained earnings (deficit). There would be an increase in the Partnership’s retained deficit of $13.1 million to $264.1 million representing the effect on partners’ deficit of the above noted adjustments.

Statement of Operations. Had the Corporate Reorganization occurred on January 1, 2017, the pro forma statements of operations for the year ended December 31, 2017 and the six months ended June 30, 2018 would have reflected pro forma adjustments as follows:

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any costs associated with the Corporate Reorganization are direct costs and non-recurring by nature. As such, there would be no related pro forma adjustment to the Partnership’s statement of operations;

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there would not be a pro forma adjustment for income taxes upon becoming a taxable entity based on the Partnership’s history of losses. Tax benefit calculated using the federal statutory rate would be offset by a full valuation allowance resulting in no net effect upon the Partnership’s statement of operations;

•	distributions to preferred unit holders historically used to calculate net loss attributable to unitholders would be eliminated; and

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Income (loss) per unit would be eliminated and replaced with income (loss) per share (basic and diluted). For the twelve months ended December 31, 2017, this amount would have been ($0.51) which is calculated based on a net loss of $53.9 million and assuming 106,276,784 outstanding shares of common stock to be issued in connection with the Corporate Reorganization. For the six months ended June 30, 2018, this amount would have been $0.13, which is calculated based on a net income of $13.7 million and assuming 106,276,784 outstanding shares of common stock to be issued in connection with the Corporate Reorganization.